GRAINGER REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2021

Company achieves full year targets fueled by strong customer demand and execution of strategic initiatives; Issues 2022 guidance

Fourth Quarter Financial Highlights
•Delivered sales of $3.4 billion, up 14.2%, and up 16.9% on a daily, constant currency basis
•Expanded gross margin by 240 bps to 37.3%
•Generated reported and adjusted operating earnings of $417 million and achieved operating margin of 12.4%, up 305 basis points on a reported basis and up 240 basis points on an adjusted basis

2021 Financial Highlights
•Delivered sales of $13.0 billion, up 10.4%, and up 12.4% on an organic, daily, constant currency basis
•Drove U.S. market outgrowth of 100 basis points, 450 basis points on a two-year average
•Achieved reported and adjusted operating earnings of $1.5 billion, up 51.8% on a reported basis and up 16.6% on an adjusted basis
•Generated reported and adjusted EPS of $19.84, up 54.8% on a reported basis and up 22.6% on an adjusted basis

CHICAGO, Feb. 3, 2022 - Grainger (NYSE: GWW) today reported results for the 2021 fourth quarter and full year. Sales of $3.4 billion in the fourth quarter 2021 increased 14.2%, and were up 16.9% on a daily, constant currency basis versus the fourth quarter 2020. For the full year, sales of $13.0 billion increased 10.4%, up 12.4% on an organic, daily, constant currency basis compared to the prior year. Customer demand continued to be very strong, fueling double-digit revenue growth in both segments.

"The second year of pandemic impacts brought a unique set of challenges in 2021. The Grainger team successfully navigated these challenges by helping our customers run their businesses effectively and stay safe. The team’s relentless focus on doing the right things, the right way, allowed us to deliver on our operational and financial expectations for the year” said DG Macpherson, Chairman and Chief Executive Officer. “We look forward to continuing to support our customers in 2022 and are confident in the path ahead.”

2021 Financial Summary

($ in millions)	Q4 2021		Q4 2021		FY 2021		FY 2021
			Change v. Prior (Fav. vs. (Unfav.))				Change v. Prior (Fav. vs. (Unfav.))
	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]
Net Sales	$3,359	$3,359	14%	14%	$13,022	$13,022	10%	10%
Gross Profit	$1,253	$1,253	22%	22%	$4,720	$4,720	11%	11%
Operating Earnings	$417	$417	52%	41%	$1,547	$1,547	52%	17%
Net Earnings	$283	$283	68%	43%	$1,043	$1,043	50%	19%
Diluted EPS	$5.44	$5.44	74%	49%	$19.84	$19.84	55%	23%

Gross Profit %	37.3%	37.3%	240 bps	240 bps	36.2%	36.2%	30 bps	30 bps
Operating Margin	12.4%	12.4%	305 bps	240 bps	11.9%	11.9%	325 bps	65 bps
Tax Rate	24.8%	24.8%	350 bps	(180) bps	25.0%	25.0%	(470) bps	30 bps
(1)Results exclude restructuring and income tax items as shown in the supplemental information of this release. Reconciliations of the adjusted measures reflected in this table to the most directly comparable GAAP measures are provided in the supplemental information of this release.

Revenue
For the fourth quarter 2021, total company sales increased 14.2% and 16.9% on daily, constant currency basis versus the prior year. In the High-Touch Solutions N.A. segment, sales were up 14.7% and up 16.3% on a daily, constant currency basis versus the prior year fourth quarter as investments in marketing, merchandising, and on-site services, coupled with a strong demand environment, continued to drive volume growth in nearly all customer segments. In the Endless Assortment segment, sales were up 13.4% and up 20.6% on a daily, constant currency basis versus the fourth quarter of 2020, as the segment continued to acquire new customers and grow sales with existing customers.

For the full year 2021, total company sales increased 10.4% versus the full year 2020. Excluding the revenues of the divested Fabory and China businesses from the prior year results, and removing the impact from foreign currency, daily sales increased 12.4% versus the prior year.

Gross Profit Margin
Gross profit margin for the fourth quarter 2021 was 37.3%, compared to 34.9% in 2020, up 240 basis points. For the full year 2021, gross profit margin was 36.2%, up 30 basis points versus the prior year 2020 gross profit margin of 35.9%.

The higher gross profit margins for both the fourth quarter and full year were driven by slightly favorable price / cost spread, as well as product mix improvement as sales of core, non-pandemic products increased throughout the year. Both variances in gross profit margin were impacted by the timing of pandemic inventory adjustments, which had a positive impact on the fourth quarter 2021 and negative impact on the full year.

Earnings
Fourth quarter
Reported and adjusted operating earnings for the fourth quarter 2021 of $417 million were up 51.5% versus reported earnings of $275 million in 2020, resulting in operating margin of 12.4%, up 305 basis points over the prior year quarter. On an adjusted basis, operating earnings for the quarter were up 41.2% versus $295 million in the fourth quarter 2020. Operating margin in the quarter increased 240 basis points on an adjusted basis over the prior year quarter, driven by meaningful gross profit expansion.

Reported and adjusted earnings per share of $5.44 in the fourth quarter were up 74% versus reported earnings per share of $3.12 and up 49% versus adjusted earnings per share of $3.66 in 2020. The increase in earnings per share was driven primarily by the higher operating earnings in the quarter and a lower number of shares outstanding.

Full year
For the full year 2021, reported and adjusted operating earnings of $1.5 billion were up 51.8% versus prior year reported operating earnings of $1.0 billion, and resulted in 2021 full year reported and adjusted operating margin of 11.9%, up 325 basis points over 2020. On an adjusted basis, which excludes the Fabory divestiture and any other restructuring items from the prior year, 2021 operating earnings were up 16.6% versus $1.3 billion in 2020 and resulted in 65 basis points improvement in adjusted operating margin for the year. During the year, the company achieved 35 basis points of SG&A leverage on strong revenue growth.

Reported and adjusted 2021 earnings per share of $19.84 increased 55% versus reported earnings per share of $12.82, and was up 23% versus adjusted 2020 earnings per share of $16.18. Similar to the fourth quarter, the year-over-year increase in earnings per share was driven primarily by the higher operating earnings in 2021 and a lower number of shares outstanding.

Tax Rate
On a reported basis, for the fourth quarter 2021, the tax rate was 24.8% compared to 28.3% in 2020. For the full year 2021, the reported tax rate was 25.0% versus 20.3% in 2020. The 2020 fourth quarter and full year reported tax rates were both impacted by the 2020 tax effects of the divested Fabory business.

On an adjusted basis, for the fourth quarter 2021, the tax rate was 24.8% compared to 23.0% in 2020. The company’s full year 2021 adjusted tax rate was 25.0% versus 25.3% in 2020.

Cash Flow
Operating cash flow for the quarter was $213 million versus $336 million in the fourth quarter 2020, a decrease of 37% compared to the same period last year. The decrease was primarily due to increased inventory investments to ensure product availability and protect customer service.

For the full year 2021, the company generated operating cash flow of $937 million, a decrease of 17% versus 2020, driven by a significant uptick in accounts receivable on strong December sales and an inventory build late in the fourth quarter to meet expected customer demand.

The company used the cash generated to invest in the business through capital expenditures of $255 million and returned cash to shareholders through share repurchases and dividends. In 2021, Grainger returned $1,052 million to shareholders through share repurchases of $695 million, for approximately 1.6 million shares, and dividends of $357 million.

2022 Company Guidance
The following 2022 guidance is being provided:

Total Company	2022 Guidance Range
Net Sales	$14.1 - 14.5 billion
Daily growth	7.5 - 10.5%
Gross Profit Margin	36.8 - 37.3%
Operating Margin	12.5 - 13.1%
Earnings per Share	$23.50 - $25.50
Operating Cash Flow	$1.1 - 1.3 billion
CapEx (cash basis)	$275 - 325 million
Share Buyback	$600 - 800 million
Tax Rate	24.0 - 25.0%

Segment Operating Margin
High-Touch Solutions N.A.	14.4 - 15.0%
Endless Assortment	7.5 - 8.2%

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. Eastern Standard Time on Feb. 3, 2022, to discuss the fourth quarter and full year results. The webcast will be hosted by DG Macpherson, Chairman and CEO, and Deidra Merriwether, Senior Vice President and CFO, and can be accessed at invest.grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at invest.grainger.com.

About Grainger
W.W. Grainger, Inc., with 2021 sales of $13.0 billion, is a leading broad line distributor with operations primarily in North America, Japan and the United Kingdom. Grainger achieves its purpose, We Keep the World Working®, by serving more than 4.5 million customers worldwide with a wide range of product categories that keep customer operations running and their people safe. The Company also delivers services and solutions, such as technical support and inventory management, to provide tangible value and save customers time and money. Grainger offers more than 2 million maintenance, repair and operating (MRO) products in its High-Touch Solutions assortment and more than 30 million products through its expanding Endless Assortment offering. For more information, visit www.grainger.com.

Visit invest.grainger.com to view information about the company, including a supplement regarding 2021 fourth quarter results. Additional company information can be found on the Grainger Investor Relations website which includes our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project,” “will,” or “would,” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those presented or implied in the forward-looking statements include, without limitation: the unknown duration and health, economic, operational and financial impacts of the global outbreak of the coronavirus disease 2019 and its variants (COVID-19), as well as the impact of actions taken or contemplated by government authorities to mitigate the spread of COVID-19 (such as vaccine mandates for certain federal contractors, mask mandates, social distancing or other requirements) and to promote economic stability and recovery, on the company’s businesses, its employees, customers and suppliers, including disruption to Grainger’s operations resulting from employee illnesses, the development, availability and usage of effective treatment or vaccines, changes in customers’ product needs, the acquisition of excess inventory leading to additional inventory carrying costs and inventory obsolescence, raw material, inventory and labor shortages, continued strain on global supply chains, and diminished transportation availability and efficiency, disruption caused by business responses to the COVID-19 pandemic, including working remote arrangements, which may create increased vulnerability to cybersecurity incidents, including breaches of information systems security, adaptions to the company’s controls and procedures required by working remote arrangements, which could impact the design or operating effectiveness of such controls or procedures, and global or regional economic downturns or recessions, which could result in a decline in demand for the company’s products; inflation, higher product costs or other expenses, including operational expenses; a major loss of customers; loss or disruption of sources of supply; changes in customer or product mix; increased competitive pricing pressures; failure to enter into or sustain contractual arrangements on a satisfactory basis with group purchasing organizations; failure to develop, manage or implement new technology initiatives or business strategies; failure to adequately protect intellectual property or successfully defend against infringement claims; fluctuations or declines in the company’s gross profit margin; the company’s responses to market pressures; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising and marketing, consumer protection, pricing (including disaster or emergency declaration pricing statutes), product liability, compliance or safety, trade and export compliance, general commercial disputes, or privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards, including new or stricter environmental laws or regulations; government contract matters; disruption of information technology or data security systems involving the company or third parties on which the company depends; general industry, economic, market or political conditions; general global economic conditions including tariffs and trade issues and policies; currency exchange rate fluctuations; market volatility, including price and trading volume volatility or price declines of the company’s common stock; commodity price volatility; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; other pandemic diseases or viral contagions; natural or human induced disasters, extreme weather and other catastrophes or conditions; effects of climate change; competition for, or failure to attract, retain, train, motivate, and develop key employees; loss of key members of management or key employees; changes in effective tax rates; changes in credit ratings or outlook; the company's incurrence of indebtedness and other factors that can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Brodie Bertrand	Irene Holman
VP, Communications & Public Affairs	VP, Investor Relations

Grainger Media Relations Hotline	Abby Sullivan
847-535-5678	Sr. Manager, Investor Relations

Media_Relations_Team@grainger.com	InvestorRelations@grainger.com

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In millions of dollars, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net sales	$3,359	$2,941	$13,022	$11,797
Cost of goods sold	2,106	1,914	8,302	7,559
Gross profit	1,253	1,027	4,720	4,238
Selling, general and administrative expenses	836	752	3,173	3,219
Operating earnings	417	275	1,547	1,019
Other (income) expense:
Interest expense – net	22	21	87	93
Other – net	(6)	(5)	(25)	(21)
Total other expense – net	16	16	62	72
Earnings before income taxes	401	259	1,485	947
Income tax provision	100	74	371	192
Net earnings	301	185	1,114	755
Less: Net earnings attributable to noncontrolling interest	18	17	71	60
Net earnings attributable to W.W. Grainger, Inc.	$283	$168	$1,043	$695

Earnings per share:
Basic	$5.47	$3.14	$19.94	$12.88
Diluted	$5.44	$3.12	$19.84	$12.82
Weighted average number of shares outstanding:
Basic	51.4	53.3	51.9	53.5
Diluted	51.7	53.6	52.2	53.7
Diluted Earnings Per Share
Net earnings as reported	$283	$168	$1,043	$695
Earnings allocated to participating securities	(2)	(1)	(8)	(6)
Net earnings available to common shareholders	$281	$167	$1,035	$689
Weighted average shares adjusted for dilutive securities	51.7	53.6	52.2	53.7
Diluted earnings per share	$5.44	$3.12	$19.84	$12.82

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)

	(Unaudited)
Assets	December 31, 2021	December 31, 2020
Cash and cash equivalents	$241	$585
Accounts receivable – net (1)	1,754	1,474
Inventories – net	1,870	1,733
Prepaid expenses and other current assets	146	127
Total current assets	4,011	3,919
Property, buildings and equipment – net	1,424	1,395
Goodwill	384	391
Intangibles – net	238	228
Operating lease right-of-use (2)	393	210
Other assets	142	152
Total assets	$6,592	$6,295
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	—	8
Trade accounts payable	816	779
Accrued compensation and benefits	319	307
Operating lease liability (2)	66	57
Accrued expenses	290	248
Income taxes payable	37	42
Total current liabilities	1,528	1,441
Long-term debt (less current maturities)	2,362	2,389
Long-term operating lease liability (2)	334	162
Deferred income taxes and tax uncertainties	121	110
Other non-current liabilities	87	100
Shareholders' equity	2,160	2,093
Total liabilities and shareholders’ equity	$6,592	$6,295

(1) Increased $268 million driven by growth in sales.

(2) Certain reclassifications have been made to prior year amounts to conform to the current year presentation. The reclassifications had no impact on previously reported net earnings.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities:
Net earnings	$301	$185	$1,114	$755

Provision for credit losses	6	4	18	22
Deferred income taxes and tax uncertainties	34	(14)	27	(5)
Depreciation and amortization	48	45	185	182
Net losses (gains) from sales of assets and business divestitures	(3)	2	(6)	106
Impairment of goodwill, intangible and long lived assets	—	10	—	187
Stock-based compensation	9	10	42	46
Subtotal	94	57	266	538
Change in operating assets and liabilities
Accounts receivable	(26)	24	(324)	(121)
Inventories	(88)	64	(152)	(158)
Prepaid expenses and other assets	(14)	6	(15)	(23)
Trade accounts payable	(113)	(65)	54	80
Accrued liabilities	56	28	43	15
Income taxes – net	16	43	(26)	24
Other non-current liabilities	(13)	(6)	(23)	13
Subtotal	(182)	94	(443)	(170)
Net cash provided by operating activities	213	336	937	1,123
Cash flows from investing activities:
Additions to property, buildings, equipment and intangibles	(58)	(45)	(255)	(197)
Proceeds from sale or redemption of assets and business divestitures	12	(2)	29	20
Other – net	—	—	—	(2)
Net cash used in investing activities	(46)	(47)	(226)	(179)
Cash flows from financing activities:
Net increase (decrease) in lines of credit	—	—	—	(53)
Net (decrease) increase in long-term debt	—	(8)	(8)	214
Proceeds from stock options exercised	17	23	48	70
Payments for employee taxes withheld from stock awards	(1)	(2)	(30)	(18)
Purchases of treasury stock	(170)	(500)	(695)	(601)
Cash dividends paid	(96)	(92)	(357)	(338)
Other – net	1	—	3	—
Net cash used in financing activities	(249)	(579)	(1,039)	(726)
Exchange rate effect on cash and cash equivalents	(5)	16	(16)	7
Net change in cash and cash equivalents	(87)	(274)	(344)	225
Cash and cash equivalents at beginning of period	328	859	585	360
Cash and cash equivalents at end of period	$241	$585	$241	$585

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as “adjusted” measures, including sales on an organic, daily, constant currency basis, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes sales on an organic, daily, constant currency basis, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

This press release also includes certain non-GAAP forward-looking information (including the information under "2022 Company Guidance" above). The company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP measures are not provided. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

The reconciliations provided below reconcile GAAP financial measures to the non-GAAP financial measures: sales on an organic, daily, constant currency basis, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Reported sales	14.2%	3.3%	10.4%	2.7%
Day impact	1.8	—	0.9	(0.4)
Daily sales	16.0%	3.3%	11.3%	2.3%
Business divestitures (1)	—	2.7	1.4	1.3
Organic daily sales	16.0%	6.0%	12.7%	3.6%
Foreign exchange	0.9%	(0.4)%	(0.3)%	(0.1)%
Organic daily, constant currency	16.9%	5.6%	12.4%	3.5%

(1) Represents the results of the Fabory business (divested on June 30, 2020) and the Grainger China business (divested on August 21, 2020).

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

In millions	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021	Gross Profit %	2020	Gross Profit %	2021	Gross Profit %	2020	Gross Profit %
Gross profit reported	$1,253	37.3%	$1,027	34.9%	$4,720	36.2%	$4,238	35.9%
Gross profit adjusted	1,253	37.3%	1,027	34.9%	4,720	36.2%	4,238	35.9%

In millions	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021	Operating Margin %	2020	Operating Margin %	2021	Operating Margin %	2020	Operating Margin %
Operating earnings reported	$417	12.4%	$275	9.4%	$1,547	11.9%	$1,019	8.6%
Restructuring, net, impairment charges, and business divestiture (gains) losses	$—	—	$20	0.6	—	—	308	2.6
Operating earnings adjusted	$417	12.4%	$295	10.0%	$1,547	11.9%	$1,327	11.2%

In millions	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	%	2021	2020	%
Net earnings reported	$283	$168	68%	$1,043	$695	50%
Restructuring, net, impairment charges and business divestiture (gains) losses	—	29		—	182
Net earnings adjusted	$283	$197	43%	$1,043	$877	19%

Diluted earnings per share reported	$5.44	$3.12	74%	$19.84	$12.82	55%
Pretax restructuring, net, impairment charges and business divestiture (gains) losses	—	0.37		—	5.68
Tax effect (1)	—	0.17		—	(2.32)
Total, net of tax	—	0.54		—	3.36
Diluted earnings per share adjusted	$5.44	$3.66	49%	$19.84	$16.18	23%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company's ability to realize the associated tax benefits. The tax effect in the prior year was primarily related to the divested Fabory business (divested June 30, 2020).

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	Bps impact	2021	2020	Bps impact
Effective tax rate reported	24.8%	28.3%	350	25.0%	20.3%	(470)
Fabory Tax Impact, non-operating	—	(5.5)		—	4.0
Tax impact of other restructuring	—	0.2		—	1.0
Effective tax rate adjusted	24.8%	23.0%	(180)	25.0%	25.3%	30

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